Exhibit 10.20

Home Stay Management Entrustment Agreement

This home stay management agreement (hereinafter referred to as the “Agreement”) was executed on January 1, 2020 (hereinafter referred to as the “Effective Date”) by the following parties:

1.	Xu, Min-Wei (the person in charge of the home stay, hereinafter referred to as the ‘Principal’); and

2.	Owlstay Inc. (hereinafter referred to as the “Manager Company”)

WHEREAS:

1. The Manager Company has the capability, experience, and team with a proven track record in the operation, property management, and marketing of the accommodation industry. The Principal intends to appoint the Manager Company to operate the home stay.

2. The Manager Company possesses the commercial brand, image, design, popularity, website, intellectual property rights, etc. (hereinafter referred to as the ‘’IP‘’) of the accommodation industry; and the Parties intend that the Principal is authorized by the IP in respect of the operation of the Management Subject (as hereinafter defined).

Therefore, for the reasons stated above and for the express purpose of defining the rights and obligations of the parties hereto, the parties hereby execute this Agreement and agree as follows:

Article 1 Subject of the Entrustment

The Principal provides the following property, related facilities interior equipment, etc. (hereinafter referred to as the ‘Management Subject’) of its currently registered home stay to be entrusted to the Manager Company for operation and management:

1.	Home Stay Name: Jiufen Wangshan Home Stay

Home Stay Address: [***]

2.	Residential address: [***]

Article 2 Term of Entrustment

The term of the entrusted operation and management shall begin from the date of actual entrustment to May 31, 2029. The Principal agrees that the Management Company shall have a right of first refusal for the renewal or replacement of this Agreement (the Principal shall notify the Manager Company of the terms and conditions proposed by a third party. If the Manager Company agrees to such terms and conditions, the Principal shall offer the Manager Company the opportunity to agree on the same or substantially similar terms and conditions), and shall cooperate with the Management Company in matters such as agreement renewal, agreement modification, or entering into new agreements.

Article 3 Object of Entrustment

The Principal shall provide the Management Subject, and the Manager Company shall be responsible for its operation and management. The object of the management and operation delegation includes, but is not limited to, the following:

1.

The Principal hereby delegates to the Manager Company full authority to operate and manage all operational matters related to the Management Subject and grants the Manager Company exclusive rights to such operations. During the term specified in the preceding clause, the Principal shall not reassign or grant any part or all of these rights to any other party.

2.	The Manager Company shall assign its team and personnel to operate and manage the Management Subject and shall carry out all daily operational matters.

3.

Any requirements for the further hiring and management of home stay staff, including but not limited to recruitment, training, supervision, and guidance, shall also be the responsibility of the Manager Company.

4.	The Manager Company shall be responsible for the decision-making and execution of marketing strategies for the Management Subject.

5.	The Manager Company shall be responsible for determining the operational policies and pricing for the Management Subject.

6.	Installation, safety maintenance, and management of the environment, facilities, and equipment related to the Management Subject.

7.

The Principal shall, when necessary, assist the Manager Company in complying with relevant regulations and procedures related to the Management Subject, including but not limited to cooperating with administrative inspections and audits, providing necessary application and registration documents, and authorizing the Manager Company to act as its procedural agent.

8.	The Management Company shall be responsible for managing the actual financial flow related to the Management Subject, including the collection and disbursement of funds.

9.	Design and renovation related to the Management Subject.

10.	Other matters agreed upon by both parties.

Article 4 Royalties

The Principal shall pay the following management fees, royalties, and expenses to the Manager Company, the Manager Company shall ensure that the Principal’s monthly revenue, after deducting the management fees, royalties, and other charges, shall be no less than NT$15,000 per month (hereinafter referred to as the “Monthly Fee”)

1.	Management fees

The Principal shall pay the Management Company a monthly management fee equivalent to NT$40,000.

2.	Royalties

Unless otherwise specified in this Agreement, starting from the commencement of operations, the Principal shall pay eighty percent (80%) of the monthly gross revenue (including taxes) of the Management Subject as management fees to the Manager Company.

3.	Other management-related expenses shall be reimbursed based on actual costs incurred. Manager Company shall submit monthly invoices to the Principal for these expenses.

4.	The management fees and monthly royalties payable by the Principal shall be prorated for any incomplete month based on the number of days in that month.

5.

The Manager Company shall settle the income, management fees, royalties, and other expenses related to the Management Subject with the Principal monthly, and shall issue invoices or receipts to the Principal under applicable laws.

6.

During the term of the Agreement, the Principal shall bear the costs of Tai-Yan rent, property tax, and land value tax. The Management Company shall be responsible for utility costs, including water, electricity, and gas. Should the Principal incur additional expenses for business tax and profit-seeking enterprise income tax as a result of this agreement, the Management Company shall reimburse the Principal for the equivalent amount.

7.

If a portion of the Management Subject is lost during the term of this Agreement for reasons not attributable to the Management Company, the Management Company may, based on the portion that has been lost, negotiate an adjustment to the management fees with the Principal. If the Management Company is unable to fulfill the objectives of the entrusted operation with respect to the remaining portion of the subject property, it may terminate the Agreement.

8.

The Management Company shall remit the Monthly Fee to Xu, Shu Ying, the authorized collection agent appointed by the Principal, before the 1st of each month, and shall not delay or refuse payment for any reason. Within the scope of the collection authority, all actions taken by Xu, Shu Ying shall be considered as actions of Xu, Min Wei, having the same legal effect. Should Xu, Min Wei wish to impose restrictions on or revoke the collection authority, written notice must be given to the Management Company. Xu, Shu Ying’s account information is as follows:

Bank: [***]

Account Name: [***]

Account Number: [***]

ID Number: [***]

9.

Both parties agree that if regulatory restrictions prevent the Management Company from legally operating the home stay at [***], and the Management Company may terminate part of this Agreement for this address, the Monthly Fee specified in Article 4 of this agreement will be reduced by 50%. Consequently, the management fee payable by the Principal to the Management Company will also be reduced by 50%. However, the rights and obligations that have already arisen in relation to [***], shall remain unaffected.

10.

Both parties agree that, due to the recent renovation of the Management Subject which has increased its value, the Management Company shall pay an additional NT$32,127 per month from May 1, 2020, to May 31, 2029, with the final month’s payment being NT$32,174 (hereinafter referred to as “Monthly Incremental Fee”), totaling NT$3,501,890 (hereinafter referred to as “Incremental Fee”). If the confirmed value of the Management Subject upon completion is less than NT$3,501,890, the parties agree to make up the difference in the final month. All related taxes and fees arising from this adjustment shall be borne by the Principal. Any disputes or disagreements with the property owner shall not involve the Management Company, and the Principal may not demand that the Management Company bear additional taxes, compensations, or damages.

Article 5 Deposit

The Manager Company shall pay a deposit of NT$30,000 to the Principal concurrently with the signing of this Agreement. The deposit shall be returned to the Manager Company upon the expiration of the term of the entrustment, or upon the termination, cancellation, or judicial declaration of invalidity of this Agreement, following the handover of the property by the Manager Company, except the deposit may be deducted for any outstanding amounts due, delays in handing over the property, or costs related to the disposal of waste.

Article 6 Obligations

The obligations of the Manager Company are as follows:

1.

Except as otherwise provided in this Agreement, the Management Company shall use the Management Subject solely for the purposes and within the scope specified in this Agreement. The Management Company shall not alter the purpose or sub-entrust the Management Subject without the prior consent of the Principal.

2.	The Management Company shall not store explosive or flammable materials within the Management Subject.

3.

The Manager Company may undertake modifications to the Management Subject under relevant laws and regulations, ensuring that structural safety is not compromised. Upon returning the property, the Management Company should return it in its modified condition.

4.

The Management Company shall be responsible for maintaining the Management Subject and its associated facilities and safety equipment. In the event of damage requiring repair, the Management Company shall be responsible for the necessary repairs. If the property is damaged due to the Management Company’s gross negligence, the Management Company shall be liable to the Principal for damages. Additionally, if any third party suffers damage due to the Management Company’s operation and management of the property, the Management Company shall assume full responsibility.

5.

The collection, processing, and use of traveler registration data shall comply with the relevant provisions of the Personal Data Protection Act. However, the Management Company may use such data for research, analysis, operational, and marketing purposes, and may apply it to lodging operators managed or operated by other management companies

6.	The Management Company shall be responsible for maintaining environmental cleanliness, including rubbish collection and sanitization of the Management Subject.

7.

Upon the expiration or termination of this Agreement, the Management Company shall promptly deregister the relevant business registration with the appropriate governmental authorities (as determined by the Management Company when submitting documents to the relevant government authorities) and return the Management Subject to the Principal. If the Management Company fails to do so without a valid reason, the Principal may continue to impose the Monthly Guarantee Fee for each month of delay.

8.

Upon the expiration or termination of this Agreement, the Management Company shall be responsible for the removal of any remaining items. Should the Management Company fail to remove these items within a reasonable period after receiving a reminder from the Principal, such items shall be deemed abandoned and may be disposed of by the Principal at the Management Company’s expense.

The Principal acknowledges and agrees that all intellectual property rights, including but not limited to patents, copyrights, trademarks, and trade secrets, related to this Agreement are owned by the Management Company. The Principal agrees not to use such intellectual property rights if this Agreement is invalidated, terminated, canceled, or otherwise discharged. Furthermore, the Principal acknowledges that the Management Company’s management model, business model, proprietary information, customer analysis data, literature, marketing materials, content, strategies, financial information, pricing strategies, and operating conditions (including but not limited to housing rates) are the exclusive assets of the Management Company and are considered confidential. The Principal shall not use, disclose, or share this confidential information with any third party without the prior written consent of the Management Company.

Article 7 Transfer of Ownership of the Management Subject

During the term of the Agreement, the Principal shall be responsible for ensuring that any transfer of ownership of the Management Subject to a third party does not affect the continuation of this Agreement with the transferee.

Article 8 Early Termination of the Agreement

1.Before the expiration of the management term, the Principal may not terminate the Agreement early unless the Management Company is in arrears of at least two months’ worth of fees or has breached its responsibilities under Article 6, and has failed to rectify the situation within a reasonable period after being notified by the Principal. If the Management Company wishes to terminate the Agreement early, it must provide the Principal with two months’ notice and compensate the Principal with an amount equivalent to one month’s fee and pay the pay the unpaid balance of the Incremental Fee to the Principal in one lump sum. The Principal shall return the deposit without interest in accordance with Article 5.

2. However, in the case of early termination as specified in the paragraph 9, article 4 of this Agreement, the Management Company does not need to notify Principal two months before the termination, but it is required to pay 50% of the unpaid balance of the Incremental Fee to the Principal in one lump sum. It does not need to compensate the Principal for other expenses. The Principal shall return 50% of deposit without interest in accordance with the agreement in Article 5.

Article 9 Default Liability

Unless otherwise provided herein, if either party (hereinafter referred to as the “Defaulting Party”) breaches this Agreement or fails to perform any of the undertakings specified in the terms and conditions hereof, the other party (hereinafter referred to as the “Non-Defaulting Party”) shall issue a written notice to the Defaulting Party, demanding the performance of its obligations or the rectification of the breach within thirty (30) days. If the breach is not remedied or cannot be remedied within this period, the Non-Defaulting Party may terminate this Agreement and claim damages for any losses.

Article 10 Severability

If any provision of this Agreement is contrary to law or is deemed not legally binding and is held to be invalid, the remainder of this Agreement shall remain in force.

Article 11 Dispute Resolution

In the event of a dispute arising out of this Agreement, the parties agree to negotiate in good faith. If the negotiation fails, the parties may resolve the dispute as follows:

1.	The parties may apply for mediation to the mediation committee of the relevant township or district.

2.	Request mediation or file a lawsuit in the court where the Management Subject is located.

Article 12. Miscellaneous

1.

This Agreement constitutes the entire agreement among the Parties hereto and supersedes all other prior agreements, both written and oral. This agreement shall not be changed without the written consent of both parties.

2.	This Agreement shall be governed by the laws of the Republic of China.

3.	Any matters not specified in this Agreement shall be governed by and handled under the applicable laws and regulations.

Article 13 Counterparts

This Agreement has been executed in two duplicate originals, each party shall retain one original copy of the Agreement.

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(Sign page)

Xu, Min-Wei	OwlStay Inc.

/s/ Xu, Min Wei Name: Xu, Min Wei ID: [***] Address: [***] Date: 2020.1.1	/s/ Liu, Guo Pei Name: Liu, Guo Pei Title: Chairman Address: [***] Date: 2020.1.1